Exhibit 99.1

FINAL

Columbia Laboratories Acquires Exclusive Worldwide License to a Novel

Segmented Intra-vaginal Ring Delivery Technology

Co-Inventors Robert Langer, Sc.D. and William Crowley, M.D. join as Strategic Advisors to Columbia

BOSTON, Mar. 30, 2015 /PRNewswire/ — Columbia Laboratories, Inc. (Nasdaq: CBRX) (“Columbia” or “the Company”), a specialty pharmaceutical company focused on the development of therapeutics for women’s health, has licensed exclusive worldwide rights to a novel intra-vaginal ring (“IVR”) technology for the delivery of one or more pharmaceuticals at different dosages and release rates in a single segmented ring.

This technology was developed by renowned scientists Dr. Robert Langer from the Massachusetts Institute of Technology (“MIT”) and Dr. William Crowley from Massachusetts General Hospital (“MGH”) and Harvard Medical School (“HMS”). Under separate agreements, Drs. Langer and Crowley have joined the Company as strategic advisors to support the deployment of this technology and guide development of future product candidates.

“This technology affords the opportunity to expand intra-vaginal delivery of drugs to include larger molecules, such as peptides, alone and in combination,” said Dr. Robert S. Langer, the MIT Department of Chemical Engineering David H. Koch Institute Professor and one of four living individuals who have received both the United States National Medal of Science and the United States National Medal of Technology and Innovation, the nation’s highest scientific honors.

“A self-administered vaginal ring provides patients with a simplified drug delivery system and should improve compliance and therefore treatment effectiveness,” said Dr. William F. Crowley, the Daniel K. Podolsky Professor of Medicine at HMS, Chief of the Reproductive Endocrine Unit of the Department of Medicine at MGH, and Director of the Harvard-wide Reproductive Endocrine Sciences Center, one of the eight Centers of Excellence in Translational Research of the Eunice Kennedy Shriver National Institute of Child Health and Human Development.

Currently available IVRs have simplified the delivery of medicine and are convenient and discrete however, few diseases or conditions have been addressed due to technological limitations. Challenges include drug solubility, molecular characteristics and desired controlled release profiles.

Due to its unique polymer composition and segmentation capability, the segmented IVR developed by Drs. Crowley and Langer has the ability to deliver drugs at different dosages and release rates within a single ring system. Drugs such as progesterone and leuprolide have already been tested using the technology and demonstrated sustained release for up to three weeks. The Company has identified a number of product concepts that could address large market segments and will be prioritizing development of the first candidates in the coming months.

“This novel drug delivery technology aligns perfectly with our strategy to develop proprietary products targeting areas of unmet medical need in women, and we see numerous new product and life cycle management opportunities for it,” said Frank Condella, Columbia’s President and Chief Executive Officer. “We look forward to combining the expertise of Drs. Langer and Crowley with the in-house formulation and drug development capability of our Molecular Profiles, Ltd. subsidiary to bring important new medicines to women.”

Columbia has agreed to minimum annual expenditures to develop products using the vaginal ring technology, and will make milestone-based payments to MGH/MIT when various stages of product development and commercialization are achieved. The Company will also share a portion of any royalties or sublicense revenues received from products utilizing the segmented IVR technology with MGH and MIT.

Columbia is funding its proprietary product development program with operating cash flows driven by the global CRINONE® (progesterone gel) franchise and its pharmaceutical services business. The Company intends to advance product candidates through to Phase II proof-of-concept and will look to partner for later stage clinical trials and commercialization.

Recently, the Company announced plans to initiate a Phase II clinical trial for COL-1077 in women undergoing transvaginal pipelle-directed endometrial biopsy in the second quarter of 2015. COL-1077 is being developed as a sustained-release 10% lidocaine gel for vaginal administration, intended as an acute-use anesthetic for minimally invasive gynecologic procedures. Columbia is actively evaluating new product opportunities for advancement into development using this delivery platform as well. Additional programs will be announced as they clear internal development hurdles, including intellectual property filings, commercial assessments, and clinical development plans.

About Columbia Laboratories

Columbia Laboratories, Inc. has a successful heritage in developing women’s health focused pharmaceutical products including CRINONE® 8% (progesterone gel), which is marketed by Actavis, Inc. in the United States and by Merck Serono S.A. in over 60 additional countries worldwide. Columbia is leveraging its pharmaceutical development, clinical trial manufacturing, and advanced analytical and consulting services to advance an internal pipeline while generating revenue from pharmaceutical industry customers. For more information, please visit www.columbialabs.com.

CRINONE® is a registered trademark of Actavis, Inc. in the U.S.

Forward Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are usually indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” or similar expressions, and which are generally not historical in nature. These include all statements relating to expected financial performance and future business or product developments. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law. For a discussion of certain risks and uncertainties associated with Columbia’s forward-looking statements, please review Columbia’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2014.

Contact:
Katja Buhrer
MBS Value Partners (212) 661-7004 katja.buhrer@mbsvalue.com

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